Kevin Palatnik
January 28, 2016

January 28, 2016

Kevin Palatnik
1237 Satake Ct.
Mountain View, CA 94040

Dear Kevin:

I am pleased to extend an offer for you to join Coherent, Inc. as our Executive Vice President and Chief Financial Officer, reporting to Mr. John Ambroseo, President and CEO at our Santa Clara location with a start date as noted on the signature page below. The compensation and employee benefits programs that accompany this position are outlined as follows:

Base Salary
You will receive a base salary of $15,884.62 bi-weekly ($413,000 annualized), paid pursuant to our standard payroll practices.

Variable Compensation Plan (VCP)
You will be eligible to participate in Coherent’s VCP at a target level of 70% percent of your base salary, paid semiannually and subject to the terms of the plan. On your start date, we will provide you with the plan document that governs our VCP. Participation will be prorated based on your actual start date.

Equity Compensation
We will recommend to the H.R. and Compensation Committee of the Board of Directors that you be considered for a grant of 15,750 shares of Coherent restricted stock units (RSUs) with vesting over a three-year period at a rate of 33.3% on each of the subsequent anniversaries of the grant (subject to continued employment) and 7,870 shares of Coherent performance-restricted stock units (PRSUs), which are subject to achievement of established performance targets and have a vesting measurement date in November 2018. These grants will be subject to the terms of our plan and applicable agreements. It is our practice that executives are reviewed and eligible to receive additional equity grants on an annual basis.

Stock Purchase Plan
Our plan gives employees the opportunity to purchase Coherent stock at 85% of its fair market value, paying for the stock through a payroll deduction. You can have up to a maximum of 10% of your annual base salary directed toward the purchase of stock under the terms of the program (which is subject to reduction to comply with applicable governing limits).

401(k)
All employees are eligible to enroll in our 401(k) plan upon joining Coherent. After one year of employment, we offer a dollar for dollar match on the first 4% of your annual contribution. You will be 100% vested in the match amount after 5 years of employment.

Benefits Program
Coherent offers an attractive employee benefits program that includes complete medical and dental insurance coverage, life and accident insurance, disability coverage, and flexible spending accounts. In addition, you will be entitled to receive vacation days in accordance with our established practices.

Work Eligibility
This offer is contingent upon proof of identity and work eligibility.  In accordance with the Immigration Reform and Control Act, Coherent requires you to be a United States citizen or to have authorization to work in the United States.  In either case, verification of your right to work is required within 72 hours of the start of your employment. Please complete the I-9 form via Coherent’s RedCarpet Onboarding website prior to your first day of employment.  The link will be emailed to you at the email address you have provided to us.  On your first day of work, please bring the I-9 required documents that authenticate your work eligibility. If you do not receive the link within 3 business days of the date hereof, please contact me directly.

Onboarding Process
As noted above, we use the RedCarpet Onboarding program and will forward you a link to access it prior to your first day of employment.  Please follow the provided directions for completed the applicable forms. There will be a reference to our internal Learning Management System, which will also have some training modules for you to complete within the first few weeks of employment.

Confidentiality and Non-Disclosure
Coherent has a policy of non-disclosure to anyone within our Company of any confidential and/or proprietary information regarding your current employer and/or any other third party with whom you have, by reason of employment or otherwise, signed or are covered by a non-disclosure, similar agreement or obligation. Accordingly, please do not use, or disclose to Coherent any proprietary information belonging to your current or former employer or any other person or company with which you have signed an agreement. There are several forms for you to read and sign on the RedCarpet Onboarding website, which cover these types of obligations in more detail. This offer is subject to you signing these forms, including those covering Coherent’s ownership of all proprietary information related to your employment and duties while you are an employee. Additionally, by accepting this offer, you confirm that you are not bound by any other lawful agreement with any prior or current employer, person or entity that would prevent you from fully performing your duties in the offered position with Coherent.

At-Will Employment
This offer of employment is not for any specific period of time; instead your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and Coherent has the same right. In addition, Coherent may change your compensation, benefits, duties, assignments, responsibilities, location of your position, or any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the President of Coherent.

Kevin, we are very pleased to have you join Coherent, which has exciting technology, as well as the stability and strength of a well-established firm. We believe you will be a valuable addition to our staff and I want to welcome you as part of the team.

This offer expires on Monday, February 1, 2016 and is contingent upon clearance of Coherent’s reference check policy, and background check and our ability to obtain the proper work authorization for you.

Please sign and return one copy of this letter to me to confirm your acceptance. In the meantime, if you have any questions regarding our guidelines or benefits, please feel free to contact me directly at 408-764-4433.

Best Regards,

/S/ Mark Rakic
Mark Rakic
Sr. Vice President, Human Resources

/s/ Kevin S. Palatnik
Kevin S. Palatnik

February 1, 2016
Date

February 22, 2016
Start Date